Exhibit 5.1

Lion group holding ltd. c/o - Ogier Global (Cayman) Limited 89 Nexus Way, Camana Bay Grand Cayman KY1-9009 Cayman Islands	D +852 3656 6014
E nicholas.plowman@ogier.com

8 May 2020

Dear Sirs

LION GROUP HOLDING LTD. (the Company)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto (the Registration Statement), originally filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (as amended, the Act) on or about March 23, 2020. The Registration Statement relates to the transactions contemplated in the Business Combination Agreement dated as of March 10, 2020 (the Agreement) among (i) Proficient Alpha Acquisition Corp., a Nevada corporation (together with its successors, Purchaser), (ii) Shih-Chung Chou, an individual, in the capacity as the representative for the shareholders of Purchaser and the Company (other than the Sellers (as defined below)) in accordance with the terms and conditions of the Agreement, (iii) the Company, (iv) Lion MergerCo I, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, (v) Lion Financial Group Limited, a corporation organised under the laws of the British Virgin Islands, (vi) Wang Jian and Legend Success Ventures Limited, each, in the capacity as a representative for the Sellers in accordance with the terms and conditions of the Agreement and (vii) each of the holders of the Lion Financial Group Limited’s outstanding capital shares (collectively, the Sellers), pursuant to which the Company will issue such number of the following securities as will be determined in accordance with the Agreement (together, the Securities):

(A)	Class A Ordinary Shares of a par value of US$0.0001 each (Class A Ordinary Shares);

(B)	warrants to purchase Class A Ordinary Shares (Warrants);

(C)	Class A Ordinary Shares issuable upon exercise of Warrants; and

(D)	Class A Ordinary Shares issuable upon exchange of rights (Rights) upon the effectiveness of the Business Combination as defined, and described, in the Registration Statement.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 11 February 2020 issued by the Registrar of Companies of the Cayman Islands (the Registrar);
(b)	the memorandum and articles of association of the Company as registered or adopted on 11 February 2020 (the Memorandum and Articles) and the amended and restated memorandum and articles of association of the Company to be adopted by a special resolution of the sole shareholder of the Company (the Special Resolution) and to be effective immediately before the listing on Nasdaq of American depositary shares representing the Class A Ordinary Shares (the Listing) (the Amended Memorandum and Articles);
(c)	the written resolutions of the sole director of the Company dated March 9, 2020 (the Board Resolutions);
(d)	draft written resolutions of the sole director approving among other things the registration and issuance of the Securities after the effectiveness of the Amended Memorandum and Articles (the Closing Board Resolutions);
(e)	draft written resolutions of the sole shareholder of the Company which include the Special Resolution and a resolution to re-designate the authorised (and issued) share capital of the Company in the manner described therein to be effective on the Listing (the Shareholder Resolutions);
(f)	the Registration Statement;
(g)	the Agreement; and
(h)	that certain Warrant Agreement, dated May 29, 2019, by and between Proficient Alpha Acquisition Corp. and American Stock Transfer & Trust Company, LLC ( to be amended by a draft amendment, the Warrant Agreement and together the Agreement, the Agreements), pursuant to which the Warrants will be exercisable for Class A Ordinary Shares following the consummation of the transactions contemplated by the Agreement (such Class A Ordinary Shares, when issued in accordance with the Warrant Agreement and the Registration Statement, the Warrant Shares).
2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;
(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;
(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	the Agreements have been authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);
(e)	the Agreements are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the governing law specified therein (the Relevant Law) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);
(f)	the choice of the Relevant Law as the governing law of the Agreements has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the relevant jurisdiction and any other jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands);
(g)	all parties to the Agreements have the capacity, power, authority and legal right under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Agreements;
(h)	all copies of the Registration Statement are true and correct copies and conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;
(i)	the Board Resolutions remain in full force and effect and the sole director of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him in approving the matters therein;
(j)	the sole director has no financial interest in or other relationship to a party of the transactions contemplated by the relevant resolutions which has not been properly disclosed in the Board Resolutions or the Closing Board Resolutions, as applicable;
(k)	none of the director(s) and shareholder(s) of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;
(l)	no monies paid to or for the account of any party or any property received or disposed of by any party in each case in connection with the Agreements or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Law (Revised) and the Terrorism Law (Revised), respectively);
(m)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities.
(n)	the Company will receive money or money’s worth in consideration for the issue of Class A Ordinary Shares and none of the Class A Ordinary Shares were or will be issued for less than par value;

(o)	the Shareholder Resolutions and the Closing Board Resolutions will be passed in the manner prescribed in the Memorandum and Articles and will not be amended, varied or revoked in any respect; and
(p)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein. Specifically and without limiting the foregoing, we have made no independent investigation of the Relevant Law.
3	Opinions
On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

(a)	When (i) the Amended Memorandum and Articles are in effect, (ii) the Closing Board Resolutions and the Shareholder Resolutions are duly adopted, and (iii) the Registration Statement becomes effective under the Act, the Class A Ordinary Shares to be issued and offered by the Company as contemplated by the Registration Statement (including the issuance of the Class A Ordinary Shares upon the valid exercise of the Warrants and the Rights) will be authorised for issue and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Class A Ordinary Shares upon the valid exercise of the Warrants and the Rights), such Class A Ordinary Shares will be validly issued, fully paid and non-assessable, provided that as a matter of Cayman Islands law, a share is only issued when the issuance has been entered in the register of members.
(b)	Without limiting the foregoing, when (i) the Amended Memorandum and Articles are in effect, (ii) the Closing Board Resolutions and the Shareholder Resolutions are duly adopted, and (iii) the Registration Statement becomes effective under the Act, the Warrant Shares to be offered and issued by the Company as contemplated by the Registration Statement will be authorised for issue and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, the Warrant Shares will be validly issued, fully paid and non-assessable, provided that as a matter of Cayman Islands law, a share is only issued when the issuance has been entered in the register of members.
4	Limitations and Qualifications
4.1	We offer no opinion:
(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in any document to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or
(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement or the Agreements, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement, the Agreements and any other agreements into which the Company may have entered or any other documents.

4.2	Under Cayman Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Class A Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
4.3	In this opinion, the term “non-assessable” means, with respect to the Class A Ordinary Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).
5	Governing law of this opinion
5.1	This opinion is:
(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;
(b)	limited to the matters expressly stated in it; and
(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.
5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.
6	Reliance
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations issued by the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel, the holders of the Securities. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Ogier

Ogier